PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2015)	Registration No. 333-203209

EVINE LIVE INC.

3,545,049 Shares of Common Stock

This Prospectus Supplement No. 1 (“Supplement”) supplements and updates the prospectus dated May 19, 2015 (the “Prospectus”), which is part of a registration statement on Form S-3 (Registration No. 333-203209) and relates to the sale of up to 3,545,049 shares of our common stock which may be offered by the selling shareholder identified in the Prospectus. This Supplement is being filed to amend such selling shareholder information.

The attached information modifies and supersedes, in part, the information in the Prospectus. This Supplement should be read in conjunction with the Prospectus.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Supplement is being filed for the purpose of updating information provided under the heading “Selling Shareholder” commencing on page 12 of the Prospectus. We have been notified that the securities previously registered to the selling shareholder identified in the Prospectus, GE Capital Equity Investments, Inc., have been transferred. Accordingly, the Selling Shareholder table is being amended to reflect the changes resulting from the above-described transfer, as presented below.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Number	Percent	Number	Percent	Number	Percent
Juna Equity Partners, LP (1)	3,545,049	6.2%	3,545,049	6.2%	—	—

(1)	ASF Radio, L.P. (“ASF Radio”) directly holds these shares of common stock (the “Shares”). Juna Equity Partners, LP (“Juna”) is the investment adviser of ASF Radio, and pursuant to an investment advisory agreement, Juna exercises sole and complete voting and investment power over the Shares. Juna Holdings, LLC (“Juna Holdings”), as the general partner of Juna, and Patrick Kocsi, as the Sole Member of Juna Holdings, may be deemed to exercise voting and investment power over the Shares and thus may be deemed to be indirect beneficial owners of the Shares.

The date of this Prospectus Supplement No. 1 is May 20, 2016.